CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [*], HAS BEEN OMITTED PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934. AS AMENDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
RETENTION AGREEMENT

The following is a Retention Agreement (“Retention Agreement”), by and between Joe Wong (referred to as “Employee,” “you,” “your” or “I”) and ADA Carbon Solutions, LLC, (together with its subsidiaries, the “COMPANY”). Capitalized terms not otherwise defined herein have the meaning set forth in your Addendum to Employment Agreement dated May 30, 2019 (the “Executive Agreement”).

This Retention Agreement will become effective on the date you return a signed copy of the Retention Agreement to the COMPANY provided it is returned no later than 12:00 p.m. Mountain time on May 10, 2021 (the “Return Date”). If you do not return this Retention Agreement signed by you to the COMPANY by the Return Date, this offer will expire.

RECITALS

WHEREAS, the COMPANY recognizes that it has important customer and corporate initiatives that it has to complete over the next few months, and

WHEREAS, you have been identified as an important contributor to assist the COMPANY to complete its business objectives and delivery obligations to COMPANY customers, and

WHEREAS, in order to meet the COMPANY’s objectives and delivery obligations and to recognize your contribution to COMPANY, the COMPANY and Employee are willing to enter into this Retention Agreement.

WHEREFORE, for good and valuable consideration, the parties hereby agree as follows:

DEFINITIONS

    Whenever used in this Retention Agreement, the following words and phrases have the meanings specified below:

1.“Return Date” means May 10, 2021, the date by which you must return a signed copy of this Retention Agreement.
2.“Retention Pay” means the payment you are eligible to receive under Section B of this Retention Agreement.
3.“Retention Period” means your continued employment with COMPANY through the earliest of: (i) the Termination Date; (ii) Retention Date; (iii) 90 days following the Transaction Date.
4.“Retention Date” means 15 days following the filing of the 2022 Second Quarter 10-Q with the SEC.
5.“Termination Date” means the date your employment is terminated by the COMPANY without Cause or for Good Reason.
6.“Transaction Date” means the date on which [*].

Section A – Retention Terms

7.Retention. If (i) you are continuously employed by COMPANY from the date of this Retention Agreement through the Retention Period or (ii) the Company terminates your employment without Cause before the date of the Retention Period, the COMPANY shall pay you as consideration the Retention Pay set forth in Section B below. Notwithstanding anything herein, your employment shall remain at-will, meaning that both you and COMPANY have the right to terminate your employment at any time for any reason, and all other terms of your pay and benefits shall remain the same. For purposes of this Retention Agreement, “Cause” shall mean: (a) dishonesty, misconduct, fraud or breach of fiduciary duty on the part of Employee; (b) repeated failure to perform assigned duties or responsibilities (with opportunity to cure after notice from COMPANY within five (5) days); (c) violation of any reasonable established COMPANY policy (including but not limited to the COMPANY’s Code of Ethics and Business Conduct and the Insider Trading Policy); or (d) a conviction, guilty plea, or no contest plea, for any felony or any misdemeanor involving moral turpitude.
8.Termination of Employment prior to the Retention Date. Company may terminate your employment without Cause prior to the Retention Date, with the last day of employment being the Termination Date. If your employment ends on the Termination Date, subject to your signing a waiver and release agreement, the COMPANY shall pay you the Retention Pay as outlined in Section B. If you separate from service with COMPANY by reason of voluntary resignation, death, disability, or dismissal for Cause prior to the end of the Retention Period, you shall forfeit your right to the Retention Pay.

Section B - Retention Pay

9.In exchange for your execution of this Retention Agreement, your compliance with its terms and conditions, and your continued employment through the Retention Period, the COMPANY agrees to pay you the following:
a.Upon completion of the Retention Period, the COMPANY will pay you the retention Pay as a lump sum in the amount of $153,000.00. All compensation paid to you, whether pursuant to this paragraph or otherwise, shall be subject to applicable tax withholdings and payroll deductions.

Section C - Miscellaneous

10.No Guarantee of Employment. This Retention Agreement is not an employment policy or contract. It does not give you the right to remain an employee of COMPANY nor does it interfere with the Company’s right to discharge you. It also does not require you to remain an employee nor interfere with your right to terminate employment at any time, subject to the terms of the Executive Agreement.
11.Severability. If a court determines that any provision of this Retention Agreement or portion thereof is invalid or unenforceable, any invalidity or unenforceability will affect only that provision or portion of that provision and shall not make any other provision of this Retention Agreement invalid or unenforceable. Instead, the court shall strike, modify, amend or limit the provision or portion thereof to the extent necessary to render it valid and enforceable.

12.Entire Agreement. This Retention Agreement represents the entire agreement and understanding between you and the COMPANY regarding the eligibility and payment of Retention Pay. This Retention Agreement shall not be modified, amended, supplemented, altered, or varied, nor shall any term or condition contained in this Retention Agreement be waived, except by a written instrument signed by the parties.
13.Confidential Information. You acknowledge that by reason of your position with the Company you have been given access to confidential, proprietary or private materials or information with respect to the COMPANY and its affairs. You represent that you have held all such information confidential and will continue to do so, and that you will not use such information without the prior written consent of the COMPANY.
14.Choice of Law. The parties agree that the laws of the State of Colorado shall govern this Retention Agreement without reference to choice of law provisions thereunder.
15.Dispute Resolution and Attorney’s Fees. If any suit or action is instituted under or in relation to this Retention Agreement, including without limitation to enforce any provision in this Retention Agreement, the parties will submit the matter to be mediated by a professional mediator mutually acceptable to the parties. The mediation and all documentation, hearings, and communications relating thereto will be confidential. The parties will share equally the costs of the mediator and shall be responsible for their own costs, travel and related expenses associated with the mediation. If a good faith attempt of mediation does not settle the dispute, after sixty (60) days either party may refer the matter to a court of competent jurisdiction located in the greater Denver, Colorado area. The prevailing party in such any litigation shall be entitled to recover from the other party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Retention Agreement, including without limitation, reasonable fees and expenses of attorneys’ and all fees, costs and expenses of appeals.
16.No Legal Advice. You acknowledge that you were advised to consult with an attorney about this Retention Agreement before signing it. Any costs or fees for consultation with private attorneys are your responsibility.

In order to accept this Retention Agreement, you must electronically sign the Retention Agreement no later than 12:00 p.m. Mountain time on May 10, 2021. You understand that if you do not return this Retention Agreement signed by you to the COMPANY by this date, this offer will expire.

I have carefully read all aspects of this Retention Agreement, and I execute it voluntarily, fully understanding and accepting all provisions of this Retention Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with my legal advisors prior to executing this Retention Agreement.

EMPLOYEE	ADA Carbon Solutions, LLC

By:

Joe Wong	Greg Marken, authorized signatory

Date:	Date: